Exhibit 10.1
February 28, 2022

Guild Mortgage Company, LLC
5887 Copley Drive
San Diego, California 92111
Attention: Legal Department
E-mail: legal@guildmortgage.net

Ms. McGarry:

Reference is hereby made to that certain Merger Agreement dated as of May 10, 2021 (the “Merger Agreement”), by and among Guild Mortgage Company LLC, a California limited liability company (“Buyer”), Project Regal Merger Sub, Inc., a Delaware corporation, Residential Mortgage Services Holdings, Inc., a Delaware corporation, RMS Shareholder Representative, LLC, a Delaware limited liability company, and, solely for purposes of Sections 4.20, 9.1, 9.7 and 9.18, Guild Holdings Company, a Delaware corporation. Capitalized terms not defined herein shall have the meanings defined in the Merger Agreement.

    The parties acknowledge that (i) the Retention Bonus Holdback Amount as set forth in the Merger Agreement was an amount equal to $3,900,000, of which $2,000,000 (the “Initial Sales Bonus Amount”) was allocated as bonuses to sales employees located at the RMS Branches , (ii) the Retention Bonus Holdback Amount has been released prior to the date hereof, (iii) at the direction of Seeley, the Buyer has paid additional special bonuses in excess of the Initial Sales Bonus Amount to sales employees located at the RMS Branches prior to the date hereof (such amounts in excess of the Initial Sales Bonus Amount, the “Excess Amount”); and (iv) Seeley and Buyer believe that it may be necessary and advisable to pay further special bonuses to the sales employees located at the RMS Branches in an amount that will be determined by Seeley and Buyer (any bonuses actually paid by Buyer, the “Future Sales Bonuses”). In recognition of the foregoing, the parties hereby agree as follows:

(a)    The aggregate Earnout Payments due to be paid to the Holders pursuant to Section 2.12 of the Merger Agreement shall be reduced by $3,000,000 (the “Earnout Setoff”), with such reduction applied to the first annual Earnout Period and any subsequent Earnout Periods on an accrual basis in accordance with GAAP consistently applied and in a manner consistent with Buyer’s historical practices; and

(b)     All bonus payments representing the Excess Amount (less the amount of the Earnout Setoff) and all Future Sales Bonuses shall be treated as “Expenses” against the Earnout Payments pursuant to Section (c) of Exhibit I attached to the Merger Agreement.

Sections 9.2 through 9.17 of the Merger Agreement are incorporated herein by reference and made a part hereof.

If you are in agreement with the foregoing, kindly so indicate by signing and returning a copy of this agreement to the undersigned whereupon this agreement shall become binding as of the date first written above.
[Signature Page follows]
AmericasActive:16706401.1

IN WITNESS WHEREOF, the parties hereto, each intending to be legally bound hereby, have executed or caused this letter agreement to be executed as of the date first above written.

RMS SHAREHOLDER REPRESENTATIVE, LLC, as Shareholder Representative

                        __/s/ Brendan Moore_____________________________
                        Name: Brendan Moore
                        Title: President

Accepted and Agreed:

Guild Mortgage Company LLC

By: _____/s/ Mary Ann McGarry_______
Name: Mary Ann McGarry
Title: Chief Executive Officer

746480442.1
AmericasActive:16706401.1